ULTIMUS MANAGERS TRUST
FIFTH AMENDMENT TO THE
CUSTODY AGREEMENT

THIS FIFTH AMENDMENT dated as of the 11th day of September, 2013, to the Custody Agreement, dated as of June 5, 2012, as amended August 20, 2012, August 21, 2012, December 31, 2012 and May 28, 2013 (the " Custody Agreement"), is entered into by and between ULTIMUS MANAGERS TRUST, an Ohio business trust, (the “Trust”) and U.S. BANK, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, desire to amend the series of the Trust to add the Wavelength Interest Rate Neutral Fund; and

WHEREAS, Article XV, Section 15.02 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit H to the Custody Agreement is hereby added and attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ULTIMUS MANAGERS TRUST		U.S. BANK, N.A.

By:	/s/David R. Carson	By:	/s/Michael R. McVoy

Name:	David R. Carson	Name:	Michael R. McVoy

Title:	Vice President	Title:	Senior Vice President

2013 - Wavelength

Exhibit H to the Custody Agreement – Ultimus Managers Trust and U.S. Bank, N.A.

Name of Series
Wavelength Interest Rate Neutral Fund

DOMESTIC CUSTODY SERVICES – September 2013
U.S. Bank, N.A., as Custodian, will receive monthly compensation for services according to the terms of the following Schedule:
I.
Market Value Fee Per Fund
Based upon an annual rate of:
.000175% (1.75 basis points) on first $50 million
.000100% (1 basis point) on the next $450 million
.000075% (0.75 basis point) on the next $1 billion
.000050 (.50 basis point) on the balance

II.
Portfolio Transaction Fees:
$ 7.00 per US Bank repurchase agreement transaction
$ 9.00 per book entry security (depository or Federal Reserve system)
$ 7.50 per book entry security (depository or Federal Reserve system – Advisor affirmed)
$25.00 per transaction processed through our New York custodian definitive security (physical)
$ 8.00 per principal paydown
$15.00 per option/future contract written, exercised or expired
$6.00 per Short sale
$15.00 per mutual fund trade
$15.00 per Fed wire or margin variation Fed wire
$ 5.00 per expense disbursement
$150.00 per segregated account per year

Monthly Minimum Fee (I and II):          $500 per month

III.
Out-of-Pocket Expenses
Including but not limited to expenses incurred in Treasury Management, safekeeping, delivery and receipt of securities, shipping, transfer fees, and other out-of-pocket charges will be billed monthly.

▪ A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪ No charge for the initial conversion free receipt.
▪ Overdrafts – charged to the account at prime interest rate plus 2

2013 - Wavelength

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